Thompson Investment Management, Inc.

918 Deming Way

Madison, Wisconsin 53717

January 10, 2012

Thompson Plumb Funds, Inc.

918 Deming Way

Madison, Wisconsin 53717

Attn: Board of Directors

Re:	Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson Plumb Growth Fund, to waive fees and/or reimburse expenses from April 1, 2012 through March 31, 2013 so that the annual operating expenses of the Growth Fund do not exceed 1.40% of average daily net assets.

Very truly yours,

Thompson Investment Management, Inc.

By: /s/ John W. Thompson

Title:	President